AGREEMENT


DATED:         this Sept. 17th, 2001

BETWEEN:

               Falcon Energy Holding Corp.
               Suites 136 - 158, 86 Gogol Str.
               Almaty
               Kazakhstan, 480091

(Hereinafter call "Storm")
                                   OF THE FIRST PART

AND:

               EuroGas Inc.
               Karntner Ring 5-7
               1010 Wien
               Austria


(hereinafter called "EuroGas")
                                   OF THE SECOND PART


WHEREAS:

 A. EuroGas Inc. ("EuroGas:) wishes to provide funding to Falcon
Energy Overseas Inc. ("Falcon"), a Delaware corporation, which is
100% owned by Falcon Energy Holding Corp. ("Falcon Holding"), also a Delaware corporation.

 B. Falcon has entered into a joint venture (the "Joint Venture") with First International Oil Corporation ("FIOC") to explore and exploit hydrocarbons on the Sagiski Block in the Republic of Kazakhstan.

NOW, THIS AGREEMENT WITNESSES that in consideration of the following undertakings and conditions, the parties hereto agree as follows:

  1. Falcon Holding agrees to deliver to EuroGas all of the issued and outstanding shares of Falcon, free and clear of any encumbrances, in exchange for 30,000,000 (thirty million) common shares of EuroGas (the "shares"). The EuroGas shares will be also be issued, free and clear of all encumbrances, as well as proof, satisfactory to Falcon Holding, that EuroGas has arranged funding for Falcon in the amount of $8,000,000 U.S. (eight million US dollars).

  2. The Shares shall be issued in the name of Falcon Holding by EuroGas in accordance with the following schedule and conditions:

   (a) 3,000,000 (three million) of the Shares shall be delivered within 15 (fifteen) days of the execution of this Agreement.

   (b) 7,000,000 (seven million) of the Shares shall be delivered, together with proof, satisfactory to Falcon Holding, that EuroGas will fund Falcon in the amount of U.S. $8,000,000 (eight million U.S. dollars) by October 1, 2001. These funds will be made available to Falcon as follows:

        (1) U.S. $4,000,000.00 (four million U.S. dollars) by
October 1, 2001.

        (2) U.S. $4,000,000.00 (four million U.S. dollars) by
November 15, 2001.

     Upon receipt of the foregoing consideration as stipulated in 2(a) and 2(b), Falcon Holding will transfer and deliver all of the issued shares of Falcon, together with the appropriate resolutions required for this transfer, into the name of EuroGas or its nominee.

   (c) The balance of the EuroGas Shares (20,000,000) shall be issued and delivered by EuroGas to Falcon Holding, or its nominee, in accordance with the following formula:

     For each 200 barrels per day ("bpd") of proven production, EuroGas will deliver 500,000 (five hundred thousand) shares to Falcon Holding, or its nominee. The Shares shall be issued and delivered, on a quarter-yearly6 basis, according to the most recent quarter's proven production, less any production for which shares have already been issued and delivered against. shares shall be issued immediately after verification of the proven production.

  3. Definition of "Proven Production"

   "Proven production" is defined as First Falcon LLP's total production based on 24-hour pump/flow tests performed during well testing and deemed to be commercially recoverable following petroleum industry standards or as established by a report from a qualified independent petroleum engineer verifying such results.

  4. Proven production 300 bpd menas the total proven production by First Falcon LLP (the Joint Venture between Falcon and FIOC).
Therefore, all of the remaining balance of shares, namely 20,000,000 shares, will have been earned by Falcon Holding when proven production by First Falcon LLP equals 8,000 barrels per day.

  5. if the 7,000 shares, and the required proof of funding according to 2(b), as well as the funding requirement according to 2(b)(1) have not been delivered to Falcon Holding by October 1, 2001, then Falcon Holding shall keep the 3,000,000 shares already as liquidated damages, and shall be under no further obligation to deliver any of the Falcon shares to EuroGas.

  6. EuroGas undertakes to immediately qualify with all regulatory authorities the 10,000,000 shares for unrestricted sale by Falcon Holding and to qualify immediately for sale the balance of the 20,000,000 shares in increments of 500,000 shares, as and when such 500,000 share increments are issued.

  7. All of the issued shares of Falcon will be placed in escrow with a mutually agreed upon escrow agent, along with all required transfer documents. These shares and documents shall be delivered to EuroGas when EuroGas has transferred $8,000,000.00 US to a bank account designated by Falcon Holding.

  8. EuroGas undertakes to Falcon Holding that it shall provide all the further funds required by Falcon to fund its 50% interest in the LLP at all times.

  9. EuroGas undertakes not to do any act or take any action with respect to the assets of Falcon or the corporate structure of Falcon that could be deemed a breach or default of Falcon's obligations relating to the LLP or to FIOC.

  10. Notwithstanding the sale of the Falcon shares to EuroGas, Falcon Holding will continue to have board control and operating control of Falcon at all times, and EuroGas undertakes, as a continuing obligation pursuant to this Agreement, to vote the shares of Falcon which it acquires, to nominate to the board of directors of Falcon, only such nominees as are approved by Falcon Holding, EuroGas hereby appoints Walter Storm, President of Falcon Holding, as its duly qualified power of attorney and authorised representative to vote all the Falcon shares which it acquires, at all times as he deems advisable. This power is coupled with an interest and is irrevocable for a period of 3 years.

  11. This agreement shall be non assignable in whole or in part by EuroGas, except with the prior written consent of Falcon Holding.

  12.   Time shall be of the essence of this agreement.

  13. This Agreement supersedes all other agreements, whether written or verbal or understandings between the parties.

  14. This Agreement shall not be modified or amended, except by an instrument in writing signed by all the parties hereto.

  15. The parties hereto agree to do all such further acts and to execute all such further documents as is deemed necessary to more fully carry out the intent and terms of this Agreement.

  16. The Agreement shall ensure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

  IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.


           EUROGAS INC.


           Per: /s/ Wolfgang Rauball
            Wolfgang Rauball, President & CEO


           FALCON ENERGY HOLDING CORP.


           Per: /s/ Walter Storm
            Walter Storm, President & CEO